Exhibit 3.5

ARTICLES OF INCORPORATION

OF

TMEI OPERATING, INC.

I, the undersigned natural person of age twenty-one (21) years or more, a citizen of the State of Texas, acting as an Incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for said corporation.

ARTICLE ONE

The name of the corporation is TMEI Operating, Inc.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose for which the Corporation is organized is to transact any or all lawful business for which a corporation may be incorporated under the Texas Business Corporation Act, as now existing or hereafter amended.

ARTICLE FOUR

1. General. The Corporation shall have authority to issue two classes of shares, to be designated as “Preferred” and “Common.” The total number of shares which the Corporation is authorized to issue is 205,000,000 shares. The number of Common shares authorized is 200,000,000 and the par value of each share is $0.0006 per share. The Common shares shall have identical rights and privileges in every respect. The number of Preferred shares authorized is 5,000,000 and the par value of each such share is $0.0006 per share.

2. Preferred Stock. The Board of Directors is vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The characteristics of the Preferred Stock, including the ownership powers, voting powers, designations, preferences and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights (collectively, the “Series Terms”), shall be such as are stated and expressed in a resolution or resolutions providing for the creation or revision of such Series Terms (a “Preferred Stock Series Resolution”) adopted by the Board of Directors or a committee of the Board of Directors to which such responsibility is specifically and lawfully delegated. The powers of the Board with respect to the Series Terms of a particular series (any of which powers may, by a resolution of the Board of Directors, be specifically delegated to one or more of its committees, except as prohibited by law) shall include, but not be limited to, the establishment of the following relative rights and preferences:

A.	The rate of dividends;

B.	The price at and the terms and conditions for which shares may be redeemed;

C.	The amount payable upon shares in event of involuntary liquidation;

D.	The amount payable upon shares in event of voluntary liquidation;

E.	Sinking fund provisions (if any) for the redemption or purchase of shares;

F.	The terms and conditions on which shares may be converted if the shares of any Series are issued with the privilege of conversion; and

G.	Voting rights, including the number of votes per shares, the matter on which shares can vote, and the contingencies which make the voting rights effective.

3.	Preferences, Limitations and Relative Rights.

A.	General. All shares of Common Stock shall have identical rights with each other. Except as provided in this Article Four or in Preferred Stock Series Resolutions, all shares of Preferred Stock shall have preferences, limitations and relative rights identical with each other. Except as expressly provided in the Preferred Stock Series Resolutions, shares of Preferred Stock shall have only the preferences and relative rights expressly stated in this Article.

B.	Dividends.

(1)	The Preferred Stock at the time outstanding shall be entitled to receive, when, as, and if declared by the Board of Directors, out of any funds legally available therefor, dividends at the rate fixed by the Board of Directors.

(2)	No dividends shall be declared or paid on Common Stock unless full dividends on outstanding Preferred Stock for all past dividend periods and for the current dividend periods shall have been declared and paid.

C.	Liquidation Preference. In the event of dissolution, liquidation, or winding up of the Corporation (whether voluntary or involuntary), after payment or provision for payment of debts but before any distribution to the holders of the Common Stock, as provided under Texas law, the holders of each Series of Preferred Stock then outstanding shall be entitled to receive the amount fixed by the Board of Directors, plus a sum equal to all cumulated, but unpaid dividends (if any) to the date fixed for distribution. All remaining assets shall be distributed pro rata among the holders of Common Stock.

D.	Redemption.

(1)	All or part of any one or more Series of Preferred Stock may be redeemed at any time or times at the option of the Corporation by a resolution of the Board of Directors, in accordance with the terms and provisions of this Article Four and those fixed by the Board of Directors. The Corporation may redeem shares of any one or more series without redeeming shares of other series, as determined by the Board of Directors. If less than all the shares of any series are to be redeemed, the shares of the series to be redeemed shall be selected ratably whether by lot or by any other equitable method determined by the Board of Directors.

(2)	Redeemed shares shall be paid for in amounts and manners as fixed by the Board of Directors.

(3)	Shares of Preferred Stock which are redeemed shall be canceled and shall be restored to the status of authorized but unissued shares.

E.	Purchases. Except as provided in this Article, nothing shall limit the right of the Corporation to purchase any of its outstanding shares in accordance with law, by public or private transaction.

F.	Voting. Except as fixed by the Board of Directors and except as otherwise expressly provided by law, all voting powers shall be in Common Stock and none in the Preferred Stock. Where Preferred Stock as a Class has voting power, all Series of Preferred Stock shall be a single class.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

ARTICLE SIX

The street address of the corporation’s initial registered office is 397 North Sam Houston Pkwy, Suite 300, Houston, TX 77060. The name of the Initial Registered Agent at that address is Mr. Jim Tucker.

ARTICLE SEVEN

The number of Directors constituting the Initial Board of Directors is one (1) and the name and address of the person who is to serve as Director until the first annual meeting of the Shareholders, or until his successor is elected and qualified is:

Lorrie T. Oliver

397 North Sam Houston Pkwy

Suite 300

Houston, TX 77060

ARTICLE EIGHT

The name and address of the Incorporator is:

Steven B. Holmes

Carter Holmes

4311 Oak Lawn Avenue

Suite 600

Dallas, TX 75219

ARTICLE NINE

Cumulative voting by the Shareholders of the corporation at any election for Directors is expressly prohibited. The Shareholders entitled to vote for Directors in such election shall be entitled to cast one (1) vote for each Director for each share held and no more.

ARTICLE TEN

No holder of any stock of the corporation shall be entitled as a matter of right to purchase or subscribe for any part of any stock of the corporation authorized by these Articles or of any additional stock of any class to be issued by reason of any increase of the authorized stock of the corporation, or of any bonds, certificate of indebtedness, debentures, warrants, options or other securities convertible into any class of stock of the corporation, but any stock authorized by these Articles or any such additional authorized issue of any stock or securities convertible into any stock may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations for such consideration and upon such terms and in such manner as the Board of Directors may in its discretion determine without offering any part thereof on the same terms or on any terms to the Shareholders then of record or to any class of Shareholders, provided only that such issuance may not be inconsistent with any provision of law or with any of the provisions of this Article.

ARTICLE ELEVEN

The corporation shall indemnify as set forth herein, to the extent allowed by Article 2.02-1 of the Texas Business Corporation Act, any person who is or was a Director, Officer, agent or employee of the corporation, and any person who serves or served at the corporation’s request as a Director, Officer, agent, employee, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

A.	Persons. The corporation shall indemnify, to the extent provided in Paragraph (B), (D), or (F):

(1)	any person who is or was a Director, Officer, agent or employee of the corporation, and

(2)	any person who serves or served at the corporation’s request as a Director, Officer, agent, employee, partner or trustee of another corporation or of a partnership, joint venture, trust or other enterprise.

B.	Extent – Derivative Suits. In case of a suit by or in the right of the corporation against a person named in Paragraph (A) by reason of his holding a position named in Paragraph (A), the corporation shall indemnify him, if he satisfies the standard in Paragraph (C), for expenses (including attorney’s fees but excluding amounts paid in settlement) actually and reasonably incurred by him in connection with the defense or settlement of the suit.

C.	Standard – Derivative Suit. In case of a suit by or in the right of the corporation, a person named in Paragraph (A) shall be indemnified only if:

(1)	he is successful on the merits or otherwise, or

(2)	he acted in good faith in the transaction which is the subject of the suit, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. However, he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjusted liable for negligence or misconduct in the performance of his duty to the corporation unless (and only to the extent that) the court in which the suit is brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnify for such expenses as the court shall deem proper.

D.	Extent – Nonderivative Suits. In case of a suit, action, or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the corporation, together hereafter referred to as “Nonderivative suit,” against a person named in Paragraph (A) by reason of his holding a position named in Paragraph (A), the corporation shall indemnify him if he satisfies the standard in Paragraph (E), for amounts actually and reasonably incurred by him in connection with the defense or settlement of the Nonderivative suit as:

(1)	expenses (including attorney’s fees);

(2)	amounts paid in settlement;

(3)	judgments; and

(4)	fines.

E.	Standard – Nonderivative Suits. In case of a Nonderivative suit, a person named in Paragraph (A) shall be indemnified only if:

(1)	he is successful on the merits or otherwise; or

(2)	he acted in good faith in the transaction which is the subject of the Nonderivative suit, and in a manner he reasonably believed to be in, and not opposed, to, the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reason to believe his conduct was unlawful. The termination of a Nonderivative suit by judgment, order, settlement, conviction or upon plea of nolo contendre or its equivalent shall not, of itself, create a presumption that the person failed to satisfy the standard of this Paragraph (E)(2).

F.	Determination That Standard Has Been Met. A determination that the standard of Paragraphs (C) or (E) has been satisfied may be made by a court, or except as stated in Paragraph (C)(2) (second sentence), the determination may be made by:

(1)	a majority of the Directors of the corporation (whether or not a quorum) who were not parties to the action, suit or proceeding; or

(2)	independent legal counsel (appointed by a majority of the Directors of the corporation, whether or not a quorum, or elected by the Shareholders of the corporation) in a written opinion; or

(3)	the shareholders of the corporation.

G.	Proration. Anyone making a determination under Paragraph (F) may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

H.	Advance Payment. The corporation may pay in advance any expenses (including attorney’s fees) which may become subject to indemnification under Paragraphs (A) – (G) if:

(1)	the board of Directors authorizes the specific payment; and

(2)	the person receiving the payment undertakes in writing to repay the corporation, unless it is ultimately determined that he is entitled to indemnification by the corporation under Paragraphs (A) – (G).

I.	Nonexclusive. The indemnification provided in Paragraphs (A) – (G) shall not be exclusive of any other rights to which a person may be entitled by law, by-law, agreement, vote of Shareholders or disinterested Directors, or otherwise.

J.	Continuation. The indemnification and advance payment provided in Paragraphs (A) – (H) shall continue as to a person who has ceased to hold a position named in Paragraph (A) and shall inure to his heirs, executors and administrators.

K.	Insurance. The corporation may purchase and maintain insurance on behalf of any person who holds or who has held any position named in Paragraph (A),

against any liability incurred by him in any such position, or arising out of his status as such, whether or not the corporation would have power to indemnify him against such liability under Paragraphs (A) – (H).

L.	Reports. Indemnification payments, advance payments and insurance purchases and payments made under Paragraphs (A) – (K) shall be reported in writing to the Shareholders of the corporation with the next notice of annual meeting, or within six (6) months, whichever is sooner.

M.	Severability. All of the provisions of this Article Eleven are separate from each other, and to the extent that a particular provision is held by a court of competent jurisdiction to be invalid for any reason, then such holding shall not affect the enforceability and binding effect of the other provisions herein not held to be invalid.

ARTICLE TWELVE

No contract or other transaction between the Corporation and any other person (as used herein the term “Person” means an individual, firm, trust, partnership, association, corporation, or other entity) shall be affected or invalidated by the fact that any director of the Corporation is interested in, or is a member, director, or an officer of, such other person, and any director may be a party to or may be interested in any contract or transaction of the Corporation or in which the Corporation is interested; and no contract, act, or transaction of the Corporation with any person shall be affected or invalidated by the fact that any director of the Corporation is a party to, or interested in, such contract, act, or transaction, or in any way connected with such person. Each and every person who may become a director of the Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any person in which he may in any way be interested; provided that the fact of such interest shall have been disclosed to, or shall be known by, the other directors or the shareholders of the Corporation, as the case may be, acting upon or with reference to such act, contract, or transaction, even though the presence at a meeting or vote or votes of such interested director might have been necessary to obligate the Corporation upon such act, contract, or transaction.

ARTICLE THIRTEEN

The Corporation shall have the authority to purchase, directly or indirectly, its own shares to the extent of the aggregate of the unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor, without submitting such purchase to a vote of the shareholders of the Corporation.

ARTICLE FOURTEEN

Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of Shareholders, or any action which may be taken at any annual or special meeting of Shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

IN WITNESS WHEREOF, I have hereunto set my hand on August 20, 2002.

/s/ Steven B. Holmes
STEVEN B. HOLMES,
INCORPORATOR